Exhibit 10.10
Form 10-KSB
Ozolutions Inc.
File No. 000-31343

ELCE                            ELEC INTERNATIONAL INC.

Costa Rica, August ,18,2001

OZOLUTIONS INC
30 Denver Crescent,suite 200
Toronto.Ontario Canada M2J 1G8

Dear Mr Max Weissengruber,
        President, Ozolutions Inc.

Re : Agreement between Elce Internationl and Ozolutions

This letter is to confirm our business arrangement between our two companies.

1.Ozolutions has the right to sell in the Carribean ,Costa Rica ,Jamaica,Panama ,Mexico and Ecuador
   jointly with Elce Products.
2.Elce International agrees that Ozolutions will sell ,Elce products based on the official price list minus a thirty percent (30%) discount to be applied as a distributor . 3.Ozolutions Inc ,agrees to sell Elce products at the agreed International price list ,based on a C&F to the designated areas,as per press release.
4.Elce has the option to purchase Ozolutions products and distribute them in the same territories where Ozolutions is actively involved with Elce ,at the same condition ,with a discount of 30%, based on the official Ozolutions price list.
5.This non exclusive agreement has a validity of one year with the possibility to be extended for the next 2 years .During the first year of activity, Ozolutions has the option of becoming our exclusive distributor provided that certain contractual conditions are met. 6.This agreement replaces any other previous one between the parties.

Thank you for your cooperation  and lets have a profitable 2002

Yours truly,

Claudio Sgarbi
President

Correspondance Office:  Via Nizzola 3 - 6850 Mendrisio - Switzerland
     Ph: (41) 91-646 90 22    Fax: (41) 91-646 77 60    e-mail:
                           elce@ticino.com
                        Website:  www.elce.ch


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